Exhibit 99.1

CenturyLink Announces Proposed Private Offering by

Level 3 Financing of Senior Secured Notes

MONROE, LA., Nov. 12, 2019 – Global technology leader CenturyLink, Inc. (NYSE: CTL) announced that Level 3 Financing, Inc., its indirect, wholly owned subsidiary (“Level 3 Financing”), plans to offer $750 million aggregate principal amount of senior secured notes that will bear interest at a fixed rate (the “Notes”) in a proposed private offering that will not be registered under the Securities Act of 1933.

Level 3 Financing’s obligations under the Notes will be guaranteed on a secured basis by its direct parent, Level 3 Parent, LLC, and certain of its material domestic subsidiaries that guarantee the term loans under Level 3 Financing’s existing senior secured credit facility, subject in certain instances to receipt of regulatory approval. Such guarantees, when provided by each entity, will be secured by liens on substantially the same collateral that is pledged to secure the term loans under that senior secured credit facility.

The net proceeds from the offering are expected to be used to repay or retire a portion of the $4.611 billion senior secured Tranche B 2024 term loans under Level 3 Financing’s existing senior secured credit facility.

The Notes will not be registered under the Securities Act of 1933 or any state securities laws in the United States and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. Accordingly, the Notes are being offered and sold only to persons reasonably believed to be qualified institutional buyers in accordance with Rule 144A under the Securities Act and to non-U.S. persons outside the United States in accordance with Regulation S under the Securities Act. The Notes will not have registration rights.

About CenturyLink

CenturyLink (NYSE: CTL) is a technology leader delivering hybrid networking, cloud connectivity, and security solutions to customers around the world. Through its extensive global fiber network, CenturyLink provides secure and reliable services to meet the growing digital demands of businesses and consumers. CenturyLink strives to be the trusted connection to the networked world and is focused on delivering technology that enhances the customer experience. Learn more at http://news.centurylink.com/.

Forward Looking Statement:

Except for historical and factual information, the matters set forth in this release and other of our oral or written statements identified by words such as “continues,” “estimates,” “expects,” “anticipates,” “believes,” “plans,” “intends,” and similar expressions are forward-looking statements. These forward-looking statements are not guarantees of future results and are based on current expectations only, are inherently speculative, and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Actual events and results may differ materially from those anticipated, estimated, projected or implied by us in those statements. You are cautioned not to unduly rely upon our forward-looking statements, which speak only as of the date made. We may change our intentions, strategies or plans (including our plans expressed herein) without notice at any time and for any reason.

Media Contact: Tracey Lucas Tracey.Lucas@centurylink.com +1 720-888-4443	Investor Contact: Mark Stoutenberg Mark.Stoutenberg@centurylink.com +1 720-888-1662